Exhibit 99.1

June 2, 2016

Valued Shareholders,

We are pleased to send you this letter to provide updates to shareholders of NightFood Holdings, Inc.

On February 9, 2016, we filed our Form 10-Q with the SEC for the second quarter of our 2016 fiscal year (ending June 30, 2016). You can access and review the Form 10-Q by going to the website of the Securities and Exchange Commission at www.sec.gov.

In our most recent letter to shareholders, dated February 19, 2016, we addressed our distribution plans and strategy. I’m pleased to report that we’ve made great strides on the distribution front, and we anticipate additional good news as we continue to advance into mainstream retail.

In April, NightFood became available in all 15 Fairway Market stores in the NY Metropolitan area. This was our first supermarket chain with full coverage, secured through a centralized decision and buying process. Product demonstrations and sampling events were conducted in each of the 15 Fairway stores during the month, and each store sold out of product during their event.

Similar to any other time we’ve sampled product in public, consumer feedback on product taste and the problem we’re addressing was quite positive. Even more interesting was the insight we gathered on consumer night snacking behaviors.

To continue momentum at Fairway Market locations, we’ve scheduled additional product demonstrations, and are also working with Fairway on two other initiatives: The Fairway Grassroots Marketing program, and the introduction of NightFood point of purchase display units in Fairway stores.

Our goal is to identify effective and efficient ways to drive trial and repeat purchase behavior at point of purchase, so we can establish a proven template for national supermarket rollout.

In our last letter, we also mentioned our relationship with KeHE Distributors, LLC. At the time of that letter, we were in the process of having our new packaging approved in the KeHE system so they could begin to place orders. That was a process that could have taken quite a long time, but it was completed in late March, and we’ve received and shipped several small orders to KeHE since.

As demand for the product grows, we would expect to see order sizes and revenues grow as well. Through our relationship with KeHE, we have received various levels of commitment from multiple additional supermarket chains, and hope to be able to release details on these new relationships in the next several weeks.

We believe that with additional development of our distribution channels, future revenue growth, and ongoing public relations and investor relations efforts, shareholder value can be enhanced. As an early stage company, where an orderly market has not yet developed for our stock, we expect to continue to see fluctuations in our stock price for the foreseeable future.

One other development I’d like to address is the advancement of what I call the “nighttime nutrition” segment. I have believed that the signs have pointed to such a category for some time, and I’ve been sharing this vision with investors for years.

I founded this company motivated by my own personal nighttime snacking struggles. The more I learned about the science of nighttime cravings, willpower, existing consumer snacking behavior and patterns, and the link between nutrition and sleep, the more the “nighttime nutrition” category of snacks seemed inevitable to me.

Understanding we have different nutritional needs at night, one major nutrition company has recently announced plans to introduce night-specific snacks. Gatorade, a division of PepsiCo, is developing a nighttime yogurt, targeted at hardcore athletes, which they hope to bring to market within 2 years.

We don’t believe this is to be viewed as a threat. Gatorade is not targeting the casual night snacker, nor have they announced any plans to offer mainstream snacks to replace the cookies, chips, ice cream, and candy that are among the most popular nighttime snacks according to Symphony IRI (yogurt didn’t make the top 5).

With this announcement, Gatorade is validating our core thesis, which is that consumers have different nutritional needs at night. Their entry into this space also lends credence to the idea that there can be sufficient demand to support nighttime nutritional products in the marketplace. We know that almost half of all snacking occurs between dinner and bed, representing over $1B per week in consumer spend.

Because this was not NightFood news, and there was no press release, it’s likely that many of you may have missed the Gatorade announcement. But, as positive as this past quarter was in terms of internal company developments and distribution, I believe the Gatorade news may be most exciting and important announcement for NightFood shareholders during the previous three months.

If you believe that this category is coming, and see what we’ve been able to accomplish in the last few months, while knowing that we’re years ahead of any other entrants, it’s easy to get excited about the future for NightFood and our shareholders.

We hope to be able to release more positive news in the coming weeks and months as we work towards building the NightFood brand, along with distribution, awareness, revenues, and valuation.

Sincerely,

Sean Folkson
CEO, NightFood, Inc.

This letter may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “will,” “may,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘approximates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘intends’’ and ‘‘hopes’’ and variations of such words and similar expressions are intended to identify such forward-looking statements. We have based these statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the acceptance of our products by retailers and end-users, commercialization risks, availability of financing and results of financing efforts, and general economic conditions. Further information regarding these and other risks, as well as other information about the Company, is described from time to time in the Company’s filings with the SEC, which can be accessed at www.sec.gov.

This letter should be read in conjunction with the Company’s annual, quarterly and other reports and schedules filed with the Securities and Exchange Commission from time to time, including the Company’s most recent Annual Report on Form 10-K for the fiscal year ended June 30, 2015.